Exhibit 10.8

SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”) is dated and effective as of the 22 day of May, 2006 between Silver State Bank, a Nevada state-chartered bank (the “Bank”) and Kirk Viau (“Employee”).

Recitals

A.	Employee is employed by Bank, holding the position of Chief Risk Officer.

B.	The Bank wishes to ensure that Employee will be compensated in the event of a Change in Control.

Agreement

NOW THEREFORE, the Bank and Employee agree as follows:

1.	Change In Control. For purposes of this Agreement, the term “Change in Control” shall mean a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Bank, with the quoted phrases of this sentence having the same meaning as when used in section 280G(b)(2)(A) of the Internal Revenue Code.

2.	Commitment of Employee. In the event that any person extends any proposal or offer that could result in a Change in Control, Executive specifically agrees that he will not resign his position with the Bank during any period from the receipt of a specific Change in Control proposal up to the closing or termination of the transaction contemplated by the proposal.

3.	Payment Events. For the purposes of this Agreement, each of the mutually exclusive occurrences described in Subsections (a) and (b) below is “Payment Event.”

a.	Change in Control. If Employee continues his employment with the Bank through the closing date of a Change in Control transaction, the Bank will pay Executive the Severance Payment (defined in Section 4) on such closing date; or

b.	Termination Without Cause. If the Bank terminates Executive’s employment without “Cause” (as defined below) at any time prior to the closing date of a Change in Control transaction, the Bank will pay Executive the Severance Payment (defined in Section 4) on the date of termination.

4.	Amount of the Severance Payment. The Severance Payment shall be an amount equal to one times the highest base salary received by the Executive from the Bank during any of the most recent three (3) calendar years ending before, or simultaneously with, the date on which the Payment Event occurs; provided, however, that the Severance Payment shall be less than the amount that would cause the payment to be a “parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code.

5.

6.	Termination. This Agreement automatically terminates if the Bank terminates Employee’s employment for “Cause” or if Executive resigns prior to the closing of the Change in Control transaction.

7.	Definition of Cause. “Cause” means any one or more of the following:

(1)	Willful misfeasance or gross negligence in the performance of the Executive’s duties;

(2)	Violation of the Bank’s Code of Ethics or performance of a crime in connection with his duties;

(3)	Conduct demonstrably and significantly harmful to the Bank, as reasonably determined by the Board on the advice of legal counsel.

8.	Not an Employment Agreement. Nothing in the Agreement, express or implied, is intended to confer upon Employee the right to employment with the Bank. Employee’s employment term with the Bank is indefinite and at the will of both parties, subject only to the provisions of paragraph 3 regarding payment in connection with the Payment Event.

9.	Binding Effect. This Agreement will bind and inure to the benefit of the Bank’s and Employee’s heirs, legal representatives, successors and assigns.

10.	Entire Agreement. This Agreement constitutes the entire understanding between the parties concerning its subject matter and supersedes all prior agreements. Accordingly, Employee specifically waives the terms of all of his rights to severance under any employment and/or change-in-control agreements, whether written or oral, he has previously entered into with the Bank.

11.	Governing Law. This Agreement shall be governed by the laws of the State of Nevada.

12.	Term of Agreement. The term of this Agreement shall be for the period commencing upon the May 22, 2006 effective date of this Agreement and ending three calendar years from the effective date of this Agreement.

IN WITNESS WHEREOF the parties have signed this Agreement on the day and year first above-written.

SILVER STATE BANK

By:	/s/ Michael J. Threet
Its:	Chief Financial Officer

EMPLOYEE

/s/ Kirk Viau
Kirk Viau